SHAREHOLDER MEETING    Unaudited

On September 12, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:
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PROPOSAL NO.1
1. The twelve persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:

NOMINEE                       FOR               WITHHELD        TOTAL
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
Leon Levy                     54,304,289.986    1,330,461.163   55,634,751.149
Donald W. Spiro               54,464,927.303    1,169,823.846   55,634,751.149
Bridget A. Macaskill          54,455,758.138    1,178,993.011   55,634,751.149
Robert G. Galli               54,537,407.176    1,097,343.973   55,634,751.149
Phillip A. Griffiths          54,551,592.371    1,083,158.778   55,634,751.149
Benjamin Lipstein             54,296,364.611    1,338,386.538   55,634,751.149
Elizabeth B. Moynihan         54,502,062.206    1,132,688.943   55,634,751.149
Kenneth A. Randall            54,480,368.651    1,154,382.498   55,634,751.149
Edward V. Regan               54,530,552.525    1,104,198.624   55,634,751.149
Russell S. Reynolds, Jr.      54,523,485.302    1,111,265.847   55,634,751.149
Clayton K. Yeutter            54,513,886.931    1,120,864.218   55,634,751.149


                                                         BROKER
        FOR              AGAINST         ABSTAIN         NON-VOTES       TOTAL
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PROPOSAL NO. 2
2A. Replace the Fund's fundamental policy regarding minimum investments in U.S.
Government Securities:

        41,929,447.948   2,581,286.633   3,284,177.568   7,839,839       55,634,751.149

2B. Replace the Fund's fundamental policy regarding restricted or illiquid securities:
        40,575,307.724   3,492,615.554   3,726,988.874   7,839,839       55,634,751.152

2C. Amend the Fund's fundamental policy regarding borrowing:
        39,690,538.347   4,434,154.945   3,670,218.856   7,839,839       55,634,751.148

2D. Eliminate the Fund's fundamental policy on pledging, mortgaging or hypothecating assets:
        39,791,944.057   4,050,690.891   3,952,277.201   7,839,839       55,634,751.149

2E. Amend the Fund's fundamental policy regarding lending:
        40,350,810.442   3,662,731.662   3,781,370.045   7,839,839       55,634,751.149
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PROPOSAL NO. 3
3. Approval of authorization for the Fund's Trustees to adopt an Amended and
Restated Declaration of Trust:
        41,756,905.744   2,716,065.504   3,321,940.901   7,839,839       55,634,751.149
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